Exhibit 99.1

MAGELLAN PETROLEUM CORPORATION

ANNOUNCES RESULTS OF 2010

ANNUAL MEETING OF SHAREHOLDERS

PORTLAND, Maine, December 10, 2010 — Magellan Petroleum Corporation (NASDAQ: MPET) (ASX: MGN) summarizes the results of its 2010 Annual Meeting of Shareholders held on December 8, 2010, in Orlando, Florida. At the annual meeting, the Company’s Shareholders voted favorably to:

(a)	re-elect Walter McCann and Ronald P. Pettirossi and elect J. Robinson West as Class I directors of the Company, each to serve a term of office of three years, expiring at the annual meeting of shareholders to be held in 2013;

(b)	approve an amendment to the Company’s Restated Certificate of Incorporation (the “Restated Certificate”) to increase the number of authorized shares of the Company’s class of common stock from 200,000,000 shares to 300,000,000 shares;

(c)	approve an amendment to the Company’s Restated Certificate to authorize a class of 50,000,000 shares of preferred stock;

(d)	approve an amendment to Section 2 of the Company’s 1998 Stock Incentive Plan to increase the authorized shares of common stock reserved for awards under the Plan by 2,000,000 shares, to a total of 7,205,000 shares; and

(e)	ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for the fiscal year ending June 30, 2011

During the presentation to the Company’s Shareholders, the CEO, William Hastings, described the Company’s process of moving toward closing on the AUD$85 mln payment due to Santos for a 40% interest in Evans Shoal gas field on December 25th with funds being provided through the Company’s strategic partner Y.E.P. The Evans Shoal Transaction remains subject to a series of co-owner discussions and approvals summarized in the previously released Evans Shoal Assets Sale Deed documents. The summary of the Y.E.P transaction can be found in the Annual General Meeting Presentation on the company’s website.

http://www.magellanpetroleum.com/Content/Company Presentations.asp

The Company also announced partial, early results following the recent drilling of the EPU#119 well in Poplar, MT. The Company recovered a 61’ core in the Bakken/Three Forks formation and also successfully recovered substantial core within the Mississippian Charles formation for analysis as to tertiary flood suitability.

Analysis of the residual oil saturation of the Charles formation is ongoing at a core analysis lab in Denver, Colorado.

As to the Bakken/Three Forks core, laboratory core analysis work in Denver has been completed and related log data analyzed. Core and log work showed that the Poplar Bakken/Three Forks feature is mature, overpressured, with good oil and gas saturations, excellent fracturing, and fair to good porosity.

The Shareholder’s presentation and webcast and can be found for replay at this link:

http://www.magellanpetroleum.com/Events/eventView.asp?EventID=4

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For further information, please contact:

William H. Hastings, President and CEO of Magellan, (207) 619-8501

Antoine Lafargue, Chief Financial Officer of Magellan, (207) 619-8505

Forward Looking Statements

Statements in this release which are not historical in nature are intended to be, and are hereby identified as, forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. These statements about Magellan and Magellan Petroleum Australia Limited (“MPAL”) may relate to their businesses and prospects, revenues, expenses, operating cash flows, and other matters that involve a number of uncertainties that may cause actual results to differ materially from expectations. Among these risks and uncertainties are the ability of MPAL, with the assistance of the Company, to successfully and timely close the Evans Shoal acquisition, the likelihood and timing of the receipt of proceeds from the Young Energy Prize S.A. private placement transaction due to conditions stipulated in the Securities Purchase Agreement dated August 6, 2010, the ability of the Company to successfully develop a strategy for methanol development, pricing and production levels from the properties in which Magellan and MPAL have interests, the extent of the recoverable reserves at those properties, the profitable integration of acquired businesses, including Nautilus Poplar LLC, the future outcome of the negotiations for gas sales contracts for the remaining uncontracted reserves at both the Mereenie and Palm Valley gas fields in the Amadeus Basin, including the likelihood of success of other potential suppliers of gas to the current customers of Mereenie and Palm Valley production. In addition, MPAL has a large number of exploration permits and faces the risk that any wells drilled may fail to encounter hydrocarbons in commercially recoverable quantities. Any forward-looking information provided in this release should be considered with these factors in mind. Magellan assumes no obligation to update any forward-looking statements contained in this release, whether as a result of new information, future events or otherwise.